SOUTHWEST REPORTS SECOND QUARTER 2020 RESULTS

DALLAS, TEXAS - July 23, 2020 - Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its second quarter 2020 results:

•Second quarter net loss of $915 million and $1.63 net loss per diluted share
•Excluding special items1, net loss of $1.5 billion and $2.67 net loss per diluted share
•Second quarter operating revenues of $1.0 billion, down 82.9 percent year-over-year
•Ended second quarter with liquidity of $15.5 billion, well in excess of debt outstanding

Gary C. Kelly, Chairman of the Board and Chief Executive Officer, stated, "As our Nation continues to battle the COVID-19 pandemic, demand for air travel remains weak, which was the driver of our second quarter net loss of approximately $1.5 billion, excluding special items. We were encouraged by improvements in May and June leisure passenger traffic trends, compared with March and April; however, the improving trends in revenue and bookings have recently stalled in July with the rise in COVID-19 cases. We expect air travel demand to remain depressed until a vaccine or therapeutics are available to combat the infection and spread of COVID-19. We will adjust our flight schedule aggressively and frequently in response to this volatile demand environment. I am incredibly proud of our Employees for their superb planning and cost management, swift actions to bolster liquidity, quick adaptation of our route network, and outstanding Customer Service. Our top priority is the safety and health of our People and our Customers.

"During second quarter 2020, we restructured our route network and launched the Southwest Promise—added additional cleaning practices throughout our operation; modified procedures to support physical-distancing; required Passengers and Customer-facing Employees to wear face masks or face coverings; and implemented additional policies and procedures for our Employees to protect themselves and safely transport our Customers. As part of our Promise, we are limiting seats sold on each flight through at least October 2020 to allow for middle seats to remain open to allow for physical-distancing onboard our aircraft. Customer feedback has been very positive.

"We have strong liquidity, with cash and short-term investments of $14.5 billion as of June 30, 2020; the only investment-grade credit rating in the U.S. airline industry by all three agencies; and unencumbered assets of $12 billion, including $10 billion in aircraft. We remain diligent in meticulously managing our cash burn. Since March, we have reduced annual 2020 spending by more than $7 billion compared with original plans. Average core cash burn2 decreased by nearly half during second quarter 2020, from approximately $900 million in April, or $30 million per day, to approximately $500 million in June, or $16 million per day, resulting in second quarter 2020 average core cash burn of $23 million per day, primarily due to strengthening revenue trends. Our average core cash burn in July 2020 is currently estimated to be approximately $18 million per day, higher than June as a result of weakening revenue trends. Due to the reversal in trends, we are re-evaluating our August and September 2020 capacity plans in an effort to improve our third quarter 2020 average daily core cash burn, which is currently estimated to be in line with second quarter 2020 of $23 million per day. We are laser-focused on returning to break-even cash flow, and we will continue exploring opportunities for further cost efficiencies.

"We are grateful for the Payroll Support Program (PSP) proceeds we received from the U.S. Treasury under the Coronavirus Aid, Relief, and Economic Security Act (CARES Act), which has helped to protect jobs for our more than 60,000 Southwest Employees. During second quarter 2020, we introduced voluntary extended emergency time off and separation programs with the goal of aligning staffing to reduced flight schedules to avoid involuntary furloughs and layoffs. Employees had until July 15th to elect to participate in these voluntary programs, and I am proud to share that, combined, approximately 16,900 Employees volunteered for these programs, representing nearly 27 percent of our workforce. The benefits of these programs are expected to result in more than $400 million in lower salaries, wages, and benefits costs in fourth quarter 2020, alone. In addition, the emergency time off element provides the Company flexibility to adjust to increased demand. For those Employees that elected these programs, I am immensely grateful for their outstanding support of and service to our great Company. Based on the strong take rates from these voluntary programs, currently, we do not intend to pursue furloughs and layoffs, or pay and benefits cuts, through yearend; however, we will continue to plan for multiple weak scenarios and maintain our preparedness.

"In a time where much is uncertain, I am even more grateful for the position of strength that Southwest Employees have built over the last five decades. Our founder, Herb Kelleher, always reminded us: we manage, in good times, so that all of us will be protected from bad times; that is why keeping costs low and spirits high, at all times, is so very important. By living Herb’s basic credo, we entered this crisis prepared with the U.S. airline industry's strongest balance sheet and most successful business model. While the impact of this pandemic is unprecedented, we believe that demand for air travel will rebound, and we fully intend to be ready and well-positioned when it does."

Revenue Results and Outlook
The Company's second quarter 2020 total operating revenues decreased 82.9 percent, year-over-year, to $1.0 billion, as a result of continued negative impacts to passenger demand and bookings due to the pandemic. Second quarter 2020 operating revenue per available seat mile (RASM, or unit revenues) was 5.63 cents, a decrease of 61.9 percent, driven by a load factor decrease of 55.0 points and a passenger revenue yield decrease of 21.1 percent, all year-over-year.

Beginning in early May 2020, the Company saw a modest improvement in passenger demand, bookings, and trip cancellation trends, resulting in net positive bookings where new passenger bookings outpaced trip cancellations. This represented a reversal in the net negative booking trends experienced during the majority of March and April 2020, when trip cancellations outpaced new passenger bookings. The Company continued to experience net positive bookings for the remainder of second quarter 2020 and July to date.

The Company’s April 2020 operating revenues decreased 91.8 percent, year-over-year; available seat miles (ASMs, or capacity) decreased 58.3 percent, year-over-year; and load factor was 7.8 percent. The Company’s May 2020 operating revenues decreased 84.7 percent, year-over-year; capacity decreased 63.8 percent, year-over-year; and load factor was 29.9 percent. The Company’s June 2020 operating revenues decreased 73.3 percent, year-over-year; capacity decreased 43.6 percent, year-over-year; and load factor was 49.5 percent.
Thus far in July 2020, bookings for all months have softened; trip cancellations have increased modestly; and the rate of sequential monthly improvement for July revenue trends has slowed. The Company’s July 2020 operating revenues are currently estimated to decrease, year-over-year, in the range of 70 to 75 percent; capacity is estimated to decrease approximately 30 percent, year-over-year; and load factor is estimated to be in the range of 40 to 45 percent. The Company’s August 2020 operating revenues are currently estimated to decrease, year-over-year, in the range of 70 to 80 percent; capacity is estimated to decrease approximately 20 percent, year-over-year; and load factor is estimated to be in the range of 30 to 40 percent.

The Company continued to make progress on its global distribution system (GDS) launch during second quarter 2020, now at industry-standard participation, including Airline Reporting Corporation (ARC) ticketing and settlement, with Travelport's GDS platforms: Apollo, Worldspan, and Galileo. The Company expects to launch its fourth industry-standard GDS platform with Amadeus by yearend. The Company's enhancement of its GDS channel strategy complements its expansion of direct connect via Airline Tariff Publishing Company's (ATPCO) New Distribution Capability (NDC) Exchange and SWABIZ® options with the goal of distributing its everyday low fares to more business travelers through their preferred channel. The Company has been exploring an industry-standard GDS relationship with

Sabre, but has been unable to reach an agreement, and has provided Sabre notice of termination of its current basic booking request (BBR) agreement at the end of 2020.

Cost Performance and Outlook
Second quarter 2020 total operating expenses decreased 56.8 percent, year-over-year, to $2.1 billion. Total operating expenses per available seat mile (CASM, or unit costs) decreased 3.4 percent, compared with second quarter 2019.

Second quarter 2020 economic fuel costs1 were $1.33 per gallon and included $24 million, or $.12 per gallon, in premium expense and no cash settlements from fuel derivative contracts, compared with $2.13 per gallon in second quarter 2019, which included $28 million, or $.05 per gallon, in premium expense and $.06 per gallon in favorable cash settlements from fuel derivative contracts. Market fuel prices have increased since the end of first quarter 2020, but are still favorable compared with last year, and resulted in an approximate $153 million reduction in second quarter 2020 fuel and oil expense compared with original market fuel price projections in January 2020. The Company continued to operate fewer of its oldest, least fuel-efficient Boeing 737-700 aircraft as a result of capacity cuts due to the pandemic which, combined with lower load factors, resulted in a year-over-year improvement of 14.5 percent in ASMs per gallon (fuel efficiency) in second quarter 2020.

Based on the Company's existing fuel derivative contracts and market prices as of July 16, 2020, third quarter 2020 economic fuel costs are estimated to be in the range of $1.20 to $1.30 per gallon3, including $24 million, or $.07 per gallon, in premium expense and no cash settlements from fuel derivative contracts, compared with $2.07 per gallon in third quarter 2019, which included $20 million, or $.04 per gallon, in premium expense and no cash settlements from fuel derivative contracts. As of July 16, 2020, the fair market value of the Company's fuel derivative contracts for the remainder of 2020 was an asset of approximately $1 million, and the fair market value of the fuel hedge portfolio settling in 2021 and beyond was an asset of approximately $109 million. Additional information regarding the Company's fuel derivative contracts is included in the accompanying tables.

Excluding fuel and oil expense, second quarter 2020 operating expenses decreased 50.6 percent, compared with second quarter 2019. The Company's second quarter 2020 results included a special item related to the $1.1 billion benefit of PSP proceeds recognized during the quarter. The Company expects to recognize an additional $1.2 billion benefit of PSP proceeds as a third quarter 2020 special item. The Company's second quarter 2020 results also included a special item related to the costs for Employees who accepted the Company's offer in second quarter 2020 to participate in its voluntary separation program. In accordance with the accounting guidance in ASC Topic 712 (Compensation —

Nonretirement Postemployment Benefits), the Company accrued a charge related to such special termination benefits of $307 million during second quarter 2020, all of which will be paid out in subsequent periods to these Employees. The Company estimates an additional charge of approximately $540 million in third quarter 2020 for the Employees who completed their election in July 2020 to participate in the voluntary separation program. The Company also estimates a charge of more than $800 million in third quarter 2020 associated with its voluntary extended emergency time off program, upon final approval of Employee elections. Approximately 16,900 Employees have elected to participate in these voluntary programs: approximately 4,400 have elected the voluntary separation program and will be leaving the Company, and approximately 12,500 have elected the voluntary extended emergency time off program. The Company estimates nearly half of cash payments related to its voluntary separation program will be made during 2020, with payments for some Pilots occurring over a period up to five years based on the terms of the program. These programs allow the Company to reduce its fixed cost structure in the near-term, while maintaining the ability to adjust to a recovery in travel demand. Also treated as a special item in the Company's second quarter 2020 results was a $222 million gain recognized in other operating expenses from sale-leaseback transactions for 10 of the Company's 737-800 aircraft and 10 of the Company's 737 MAX 8 (MAX) aircraft.

Excluding fuel and oil expense and special items, second quarter 2020 operating expenses decreased 24.2 percent, compared with second quarter 2019. No profitsharing expense was accrued in second quarter 2020 due to the Company's net loss, compared with a profitsharing accrual of $170 million in second quarter 2019. Excluding fuel and oil expense, special items, and prior year profitsharing expense, second quarter 2020 operating expenses decreased 20.7 percent year-over-year. The significant year-over-year decrease was driven primarily by the decrease in variable, flight-driven expenses, such as salaries, wages, and benefits; maintenance expense; and landing fees; combined with the Company's continued focus on eliminating non-essential spending and managing cash burn. On a unit basis, second quarter 2020 operating expenses, excluding fuel and oil expense, special items, and profitsharing expense, increased 77.3 percent, year-over-year, driven primarily by the significant reduction in capacity. Third quarter 2020 operating expenses, excluding fuel and oil expense, special items, and profitsharing expense, are expected to decrease in the range of 10 to 20 percent, year-over-year, representing a modest sequential increase in third quarter 2020 operating expenses compared with second quarter 2020 operating expenses, relative to the sequential increase in third quarter 2020 capacity compared with second quarter 2020 capacity4. The Company remains intensely focused on managing its operating costs while maintaining flexibility with its capacity plans.

Other expenses in second quarter 2020 increased by $112 million, year-over-year, primarily due to an increase in interest expense driven by new debt issued during the first half of 2020; a $9 million write-off of remaining unamortized costs from the Company's 364-day term loan entered into in first quarter 2020 and repaid in full during second quarter 2020; lower interest income as a result of lower interest rates; and an increase in other losses driven by adjustments for fuel derivative contracts not designated as fuel hedges, which are excluded from the Company's non-GAAP results as a special item. Based on current debt outstanding, the Company currently expects third quarter 2020 interest expense to be approximately $105 million.

The Company's second quarter 2020 effective tax rate was 26.2 percent, and the Company currently estimates its annual 2020 effective tax rate to be in the range of 27 to 29 percent.

Liquidity and Capital Deployment
As of June 30, 2020, the Company had approximately $14.5 billion in cash and short-term investments, and a fully available revolving credit facility of $1.0 billion. Since the Company’s previous update of cash and short-term investments of approximately $13.9 billion as of June 17, 2020, the Company received its third disbursement of PSP proceeds in the amount of $652 million. The remaining $326 million of PSP proceeds is expected to be received by the end of this month. Since the beginning of 2020, the Company has raised cash of approximately $17.3 billion, net of fees, including $12.2 billion in financings and sale-leaseback transactions, $2.2 billion through a common stock offering, and $2.9 billion of PSP proceeds. The Company currently has unencumbered assets worth approximately $12 billion, including approximately $10 billion in aircraft. As of June 30, 2020, the Company was in a net cash position5 of $4.9 billion, and its adjusted debt6 to average invested capital (leverage) was 49 percent.

Net cash provided by operations during second quarter 2020 was $897 million, driven primarily by PSP proceeds. Capital expenditures during second quarter 2020 were $113 million, which were more than offset by $128 million of supplier proceeds and $815 million in proceeds from sale-leaseback transactions, both of which the Company accounted for as a reduction to aircraft capital expenditures. The Company has more than offset its originally planned annual 2020 capital spending of approximately $1.4 billion to $1.5 billion, primarily due to its 2020 and 2021 fleet delivery agreement with Boeing, proceeds from sale-leaseback transactions, and the cancellation or deferral of the majority of its capital investment projects originally planned for this year. In addition to the full repayment of its $3.7 billion 364-day term loan, and the full repayment of amounts drawn under its $1.0 billion revolving credit facility, the Company repaid approximately $159 million in debt and finance lease obligations during second quarter 2020, and expects to repay approximately $600 million in debt and finance lease obligations in the remainder of 2020.

Earlier this month, pursuant to a separate secured loan program established under the CARES Act, the Company signed a non-binding letter of intent with the U.S. Treasury with respect to a secured loan with an estimated principal amount of approximately $2.8 billion. This was the next step in the loan process, and the Company has not yet determined if it will ultimately participate in the secured loan program.

As previously disclosed, the Company suspended dividends and share repurchase programs until further notice. The Company had $899 million remaining under its May 2019 $2.0 billion share repurchase authorization at the time of the program's suspension.

Fleet and Capacity
The Company returned five leased 737-700 aircraft during second quarter 2020, ending the quarter with 737 aircraft in its fleet. The Company has not received any MAX aircraft deliveries since February 2019, and Boeing is not currently delivering new MAX aircraft. Based on the Company's latest agreement with Boeing and current planning assumptions, the Company expects to take delivery of no more than 48 MAX aircraft through December 31, 2021. The timeline and quantity of deliveries under this agreement with Boeing through 2021 are not yet finalized, and the Company will continue evaluating its fleet needs in light of current demand trends. Through the end of 2026, in addition to the 48 aircraft deliveries the Company is evaluating for 2020 and 2021, combined, the Company has another 217 firm orders and 115 options for MAX aircraft in its order book. Additional information regarding the Company's aircraft delivery schedule is available in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

In response to capacity reductions due to the effects of the pandemic, the Company had approximately 400 aircraft in long-term storage or temporary parking in April 2020, including the Company's 34 MAX aircraft that were grounded as of March 13, 2019, to comply with the Federal Aviation Administration (FAA) emergency order issued for all U.S. airlines to ground all MAX aircraft. The Company currently has nearly 100 aircraft in storage, including the 34 MAX aircraft. The Company has returned aircraft to service in recent months to support more flying in July as compared with April and to allow for middle seats to remain open to support physical-distancing onboard our aircraft. The Company continues to manage its active fleet based on passenger demand trends and has flexibility to adjust, as needed.

The Company is encouraged by Boeing and the FAA's recent completion of a series of certification flights of the MAX. The Company continues to closely monitor the remaining milestones to be completed in order for the MAX to return to service. Regulatory approval of MAX return to service is subject to Boeing's ongoing work with the FAA, who will determine the timing of MAX return to service.

Upon a rescission of the FAA order to ground the MAX fleet, the Company will work closely with Boeing and the FAA to safely reintroduce the 34 MAX aircraft currently in its fleet into service and estimates it will take the Company several months to comply with applicable FAA requirements, including all necessary Pilot simulator training. The MAX is currently out of the Company’s published flight schedules through mid-December 2020. The Company offers no assurances that current estimations and timelines are correct. Any changes to current estimations could result in further delays in MAX aircraft deliveries, additional flight schedule adjustments and reductions beyond mid-December 2020, and additional financial damages.

The Company's second quarter 2020 ASMs decreased 55.3 percent, year-over-year, due to the capacity reductions in light of the significant decrease in passenger demand and bookings as a result of the pandemic. Earlier this week, the Company reduced its September 2020 published capacity as a result of weaker revenue and booking trends, while being mindful of capacity required to uphold its Southwest Promise to support physical-distancing by limiting the number of seats sold on each flight to allow for middle seats to remain open for Customers who are not traveling together. As a result, September 2020 capacity is currently estimated to decrease in the range of 20 to 25 percent, year-over-year, and third quarter 2020 capacity is currently estimated to decrease in the range of 20 to 30 percent, year-over-year.

The Company continues to plan for multiple scenarios for its fleet and capacity given the uncertainty caused by the pandemic. Based on current demand and bookings, as well as results from voluntary separation and emergency extended time off programs, the Company currently expects to reduce its fourth quarter 2020 year-over-year capacity to better align to current demand trends and lower estimated staffing levels in fourth quarter 2020. As such, the Company’s actual flown capacity may differ materially from currently published schedules.

Awards and Recognitions
•Named Loyalty Program of the Year for Rapid Rewards® Program and recognized for providing the Best Loyalty Credit Card and the Best Airline Redemption Ability for the eighth consecutive year by the Freddie Awards; Received the Freddie Awards title of Best Customer Service for the fifth consecutive year
•Named a Top 100 Company by BetterInvesting Magazine
•Highest ranking Carrier for Customer satisfaction in the J.D. Power 2020 North America Satisfaction Study
•Scored a top score (100) on Disability:IN’s benchmarking tool for disability inclusion: the 2020 Disability Equality Index

•Southwest Cargo® was honored by Air Cargo World Magazine with a Diamond Award in its 2020 Air Cargo Excellence Survey

Conference Call
The Company will discuss its second quarter 2020 results on a conference call at 12:30 p.m. Eastern Time today. To listen to a live broadcast of the conference call, please go to
http://www.southwestairlinesinvestorrelations.com.

1See Note Regarding Use of Non-GAAP Financial Measures for additional information on special items. In addition, information regarding special items and economic results is included in the accompanying table Reconciliation of Reported Amounts to Non-GAAP Items.
2Average core cash burn is calculated as operating revenues less the sum of cash outflows, capital expenditures, and debt service obligations. Average core cash burn also excludes proceeds from financing transactions and PSP, as well as payments related to the Company's voluntary separation program.
3Based on the Company's existing fuel derivative contracts and market prices as of July 16, 2020, third quarter 2020 fuel costs per gallon on a GAAP and economic basis are both estimated to be in the range of $1.20 to $1.30. See Note Regarding Use of Non-GAAP Financial Measures.
4Year-over-year projections do not reflect the potential impact of fuel and oil expense, special items, and profitsharing expense in both years because the Company cannot reliably predict or estimate those items or expenses or their impact to its financial statements in future periods, especially considering the significant volatility of the fuel and oil expense line item. Accordingly, the Company believes a reconciliation of non-GAAP financial measures to the equivalent GAAP financial measures for projected results is not meaningful or available without unreasonable effort.
5Net cash position is calculated as the sum of cash and cash equivalents and short-term investments, less the sum of short-term and long-term debt.
6Adjusted debt is calculated as short-term and long-term debt including the net present value of aircraft rentals related to operating leases.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to (i) the Company’s short and long-term expectations about consumer demand for air travel, including factors and assumptions underlying the Company’s expectations; (ii) the Company’s expectations with respect to its network, capacity and load factors, including with respect to plans regarding flight schedules and limiting seats sold on each flight, as well as factors and assumptions underlying the Company’s plans and expectations; (iii) the Company’s expectations with respect to liquidity (including its plans for the repayment of debt and finance lease obligations and exploration of opportunities for further cost efficiencies), daily cash burn, and anticipated capital expenditures, and the factors underlying the Company’s projections; (iv) the Company’s financial position, outlook, expectations, strategies, and projected results of operations, including factors and assumptions underlying the Company’s projections, in particular the impacts of the COVID-19 pandemic; (v) the Company’s goals and expectations with respect to its voluntary leave programs, as well as its related goals to avoid involuntary employment and pay actions; (vi) the Company’s initiatives and related plans and expectations, and related operational and financial expectations, including with respect to its global distribution system and related alliances and capabilities; (vii) the Company’s expectations with respect to fuel costs and the Company’s related management of risk associated with changing jet fuel prices; (viii) the Company’s expectations about future disbursements pursuant to the Payroll Support Program under the CARES Act; (ix) the Company's expectations with respect to the secured loan program under the CARES Act; (x) the Company's plans and expectations regarding its fleet, its fleet order book, and its fleet delivery schedule, including factors and assumptions underlying the Company's plans and expectations, in particular the impacts of the COVID-19 pandemic and the MAX groundings; and (xi) the Company’s plans and expectations related to the return of the MAX to service. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the extent of the COVID-19 pandemic, including the duration, spread, severity, and any recurrence of the COVID-19 pandemic; the duration and scope of related government orders and restrictions; the duration and scope of the Company’s related self-imposed restrictions to address Customer and Employee health concerns; the extent of the impact of the COVID-19 pandemic on overall demand for air travel and the Company’s related business plans and decisions; and any negative impact of the COVID-19 pandemic on the Company’s access to capital; (ii) the impact of economic conditions, governmental actions, extreme or severe weather and natural disasters, fears of terrorism or war, actions of competitors, fuel prices, consumer perception, and other factors beyond the Company's control, on consumer behavior and the Company's results of operations and business decisions, plans, strategies, and results; (iii) the Company’s dependence on third parties, and the impact on the Company’s operations and results of operations of any third party delays or non-performance; (iv) the impact of fuel price changes, fuel price volatility, volatility of commodities used by the Company for hedging jet fuel, and any changes to the Company’s fuel hedging strategies and positions, on the Company's business plans and results of operations; (v) the Company’s ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (vi) the impact of the Company’s obligations and restrictions related to its participation in the U.S. Treasury’s Payroll Support Program, including restrictions and obligations related to the Company’s loan from, and warrants issued to, the U.S. Treasury, and the U.S. Treasury’s right pursuant to the Payroll Support Program to amend the documents or require new or additional conditions of the payroll support in ways that may be materially adverse to the Company; (vii) the enactment or adoption of future laws, statutes, and regulations and interpretation or enforcement of current and future laws, statutes, and regulations that affect the terms or application of the Payroll Support Program documents and that may have a material adverse effect on the Company; (viii) a decision by the Company to obtain additional loans from the U.S. Treasury and the impact of any additional restrictions on the manner in which the Company operates its business; (ix) the Company's dependence on Boeing and the Federal Aviation Administration with respect to the timing of the return of the 737 MAX to service and any related changes to the Company's operational and financial assumptions and decisions; (x) the Company's dependence on Boeing with respect to the Company's fleet order book and delivery schedule; (xi) the impact of labor matters on the Company’s results of operations, business decisions, plans, and strategies; and (xii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
swamedia@wnco.com

SW-QFS

Southwest Airlines Co.
Condensed Consolidated Statement of Income (Loss)
(in millions, except per share amounts)
(unaudited)

	Three months ended			Six months ended
	June 30,			June 30,
	2020	2019	Percent Change	2020	2019	Percent Change
OPERATING REVENUES:
Passenger	$704	$5,487	(87.2)	$4,549	$10,231	(55.5)
Freight	38	44	(13.6)	77	87	(11.5)
Other	266	378	(29.6)	616	741	(16.9)
Total operating revenues	1,008	5,909	(82.9)	5,242	11,059	(52.6)

OPERATING EXPENSES:
Salaries, wages, and benefits	1,714	2,068	(17.1)	3,568	4,043	(11.7)
Payroll support, voluntary separation, net	(784)	—	n.m.	(784)	—	n.m.
Fuel and oil	257	1,136	(77.4)	1,128	2,152	(47.6)
Maintenance materials and repairs	140	310	(54.8)	412	603	(31.7)
Landing fees and airport rentals	275	357	(23.0)	614	691	(11.1)
Depreciation and amortization	313	302	3.6	624	598	4.3
Other operating expenses	220	768	(71.4)	917	1,499	(38.8)
Total operating expenses	2,135	4,941	(56.8)	6,479	9,586	(32.4)

OPERATING INCOME (LOSS)	(1,127)	968	n.m.	(1,237)	1,473	n.m.

OTHER EXPENSES (INCOME):
Interest expense	96	31	209.7	124	61	103.3
Capitalized interest	(7)	(9)	(22.2)	(12)	(17)	(29.4)
Interest income	(9)	(24)	(62.5)	(26)	(47)	(44.7)
Other (gains) losses, net	32	2	n.m.	60	4	n.m.
Total other expenses (income)	112	—	n.m.	146	1	n.m.

INCOME (LOSS) BEFORE INCOME TAXES	(1,239)	968	n.m.	(1,383)	1,472	n.m.
PROVISION FOR INCOME TAXES	(324)	227	n.m.	(374)	344	n.m.
NET INCOME (LOSS)	$(915)	$741	n.m.	$(1,009)	$1,128	n.m.

NET INCOME (LOSS) PER SHARE:
Basic	$(1.63)	$1.37	n.m.	$(1.87)	$2.06	n.m.
Diluted	$(1.63)	$1.37	n.m.	$(1.87)	$2.06	n.m.

WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	563	542	3.9	539	547	(1.5)
Diluted	563	542	3.9	539	547	(1.5)

Southwest Airlines Co.
Reconciliation of Reported Amounts to Non-GAAP Items (excluding special items)
(See Note Regarding Use of Non-GAAP Financial Measures)
(in millions, except per share amounts)(unaudited)

	Three months ended			Six months ended
	June 30,		Percent	June 30,		Percent
	2020	2019	Change	2020	2019	Change
Fuel and oil expense, unhedged	$254	$1,138		$1,100	$2,144
Add: Premium cost of fuel contracts designated as hedges	13	28		38	55
Deduct: Fuel hedge gains included in Fuel and oil expense, net	(10)	(30)		(10)	(47)
Fuel and oil expense, as reported	$257	$1,136		$1,128	$2,152
Add: Contracts settling in the current period, but for which losses were reclassified from AOCI	10	—		10	—
Add: Premium cost of fuel contracts not designated as hedges	11	—		11	—
Fuel and oil expense, excluding special items (economic)	$278	$1,136	(75.5)	$1,149	$2,152	(46.6)

Total operating expenses, as reported	$2,135	$4,941		$6,479	$9,586
Add: Payroll support program, voluntary separation, net	784	—		784	—
Add: Contracts settling in the current period, but for which losses were reclassified from AOCI	10	—		10	—
Add: Premium cost of fuel contracts not designated as hedges	11	—		11	—
Add: Gain from aircraft sale-leaseback transactions	222	—		222	—
Total operating expenses, excluding special items	$3,162	$4,941	(36.0)	$7,506	$9,586	(21.7)
Deduct: Fuel and oil expense, excluding special items (economic)	(278)	(1,136)		(1,149)	(2,152)
Operating expenses, excluding Fuel and oil expense and special items	$2,884	$3,805	(24.2)	$6,357	$7,434	(14.5)
Deduct: Profitsharing expense	—	(170)		—	(259)
Operating expenses, excluding Fuel and oil expense, special items, and profitsharing	$2,884	$3,635	(20.7)	$6,357	$7,175	(11.4)

Operating income (loss), as reported	$(1,127)	$968		$(1,237)	$1,473
Deduct: Payroll support program, voluntary separation, net	(784)	—		(784)	—
Deduct: Contracts settling in the current period, but for which losses were reclassified from AOCI	(10)	—		(10)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	—		(11)	—
Deduct: Gain from aircraft sale-leaseback transactions	(222)	—		(222)	—
Operating income (loss), excluding special items	$(2,154)	$968	n.m.	$(2,264)	$1,473	n.m.

Other (gains) losses, net, as reported	$32	$2		$60	$4
Deduct: Mark-to-market impact from fuel contracts settling in current and future periods	(15)	—		(17)	—
Deduct: Premium cost of fuel contracts not designated as hedges	(11)	—		(11)	—
Deduct: Mark-to-market impact from interest rate swap agreements	(5)	—		(29)	—
Other (gains) losses, net, excluding special items	$1	$2	(50.0)	$3	$4	(25.0)

Provision for income taxes, as reported	$(324)	$227		$(374)	$344
Deduct: Net income (loss) tax impact of fuel and special items, excluding GAAP to Non-GAAP tax rate difference (a)	(327)	—		(319)	—
Deduct: GAAP to Non-GAAP tax rate difference (b)	(83)	—		(82)	—
Provision for income taxes, net, excluding special items	$(734)	$227	n.m.	$(775)	$344	n.m.

Net income (loss), as reported	$(915)	$741		$(1,009)	$1,128
Deduct: Payroll support program, voluntary separation, net	(784)	—		(784)	—
Deduct: Contracts settling in the current period, but for which losses were reclassified from AOCI	(10)	—		(10)	—
Add: Mark-to-market impact from fuel contracts settling in current and future periods	15	—		17	—
Deduct: Gain from aircraft sale lease-back transactions	(222)	—		(222)	—
Add: Mark-to-market impact from interest rate swap agreements	5	—		29	—
Add: Net income (loss) tax impact of special items, excluding GAAP to Non-GAAP tax rate difference (a)	327	—		319	—
Add: GAAP to Non-GAAP tax rate difference (b)	83	—		82	—
Net income (loss), excluding special items	$(1,501)	$741	n.m.	$(1,578)	$1,128	n.m.

Net income (loss) per share, diluted, as reported	$(1.63)	$1.37		$(1.87)	$2.06
Deduct: Impact of special items	(1.76)	—		(1.78)	—
Deduct: Net impact of net income (loss) above from fuel contracts divided by dilutive shares	(0.02)	—		(0.02)	—
Add: Net income (loss) tax impact of special items, excluding GAAP to Non-GAAP tax rate difference (a)	0.59	—		0.59	—
Add: GAAP to Non-GAAP tax rate difference (b)	0.15	—		0.15	—
Net income (loss) per share, diluted, excluding special items	$(2.67)	$1.37	n.m.	$(2.93)	$2.06	n.m.
(a) Tax amounts for each individual special item are calculated at the Company's effective rate for the applicable period and totaled in this line item.
(b) Adjustment related to GAAP and Non-GAAP tax rate differences, primarily due to the Payroll Support Program being excluded as a special item, and reflects the anticipated benefit of carrying back full year 2020 projected net losses to claim tax refunds against previous cash taxes paid relating to tax years 2015 through 2019, some of which were at higher rates than the current year.

Southwest Airlines Co.
Comparative Consolidated Operating Statistics
(unaudited)

Relevant comparative operating statistics for the three and six months ended June 30, 2020 and 2019 are included below. The Company provides these operating statistics because they are commonly used in the airline industry and, as such, allow readers to compare the Company’s performance against its results for the prior year period, as well as against the performance of the Company’s peers.

	Three months ended			Six months ended
	June 30,			June 30,
	2020	2019	Change	2020	2019	Change
Revenue passengers carried (000s)	5,253	34,924	(85.0)%	30,001	66,220	(54.7)%
Enplaned passengers (000s)	6,990	42,569	(83.6)%	36,768	80,382	(54.3)%
Revenue passenger miles (RPMs) (in millions) (a)	5,614	34,528	(83.7)%	29,549	65,232	(54.7)%
Available seat miles (ASMs) (in millions) (b)	17,887	39,985	(55.3)%	53,237	77,871	(31.6)%
Load factor (c)	31.4%	86.4%	(55.0) pts.	55.5%	83.8%	(28.3) pts.
Average length of passenger haul (miles)	1,069	989	8.1%	985	985	—
Average aircraft stage length (miles)	749	750	(0.1)%	741	751	(1.3)%
Trips flown	153,088	347,684	(56.0)%	465,481	674,074	(30.9)%
Seats flown (000s) (d)	23,650	52,398	(54.9)%	70,780	101,871	(30.5)%
Seats per trip (e)	154.5	150.7	2.5%	152.1	151.1	0.7%
Average passenger fare	$134.04	$157.10	(14.7)%	$151.63	$154.50	(1.9)%
Passenger revenue yield per RPM (cents) (f)	12.54	15.89	(21.1)%	15.40	15.68	(1.8)%
RASM (cents) (g)	5.63	14.78	(61.9)%	9.85	14.20	(30.6)%
PRASM (cents) (h)	3.94	13.72	(71.3)%	8.55	13.14	(34.9)%
CASM (cents) (i)	11.94	12.36	(3.4)%	12.17	12.31	(1.1)%
CASM, excluding Fuel and oil expense (cents)	10.50	9.52	10.3%	10.05	9.55	5.2%
CASM, excluding special items (cents)	17.68	12.36	43.0%	14.10	12.31	14.5%
CASM, excluding Fuel and oil expense and special items (cents)	16.12	9.52	69.3%	11.94	9.55	25.0%
CASM, excluding Fuel and oil expense, special items, and profitsharing expense (cents)	16.12	9.09	77.3%	11.94	9.21	29.6%
Fuel costs per gallon, including fuel tax (unhedged)	$1.22	$2.13	(42.7)%	$1.65	$2.08	(20.7)%
Fuel costs per gallon, including fuel tax	$1.23	$2.13	(42.3)%	$1.69	$2.09	(19.1)%
Fuel costs per gallon, including fuel tax (economic)	$1.33	$2.13	(37.6)%	$1.72	$2.09	(17.7)%
Fuel consumed, in gallons (millions)	208	532	(60.9)%	664	1,026	(35.3)%
Active fulltime equivalent Employees	61,118	59,793	2.2%	61,118	59,793	2.2%
Aircraft at end of period (j)(k)	737	753	(2.1)%	737	753	(2.1)%
(a) A revenue passenger mile is one paying passenger flown one mile. Also referred to as "traffic," which is a measure of demand for a given period.
(b) An available seat mile is one seat (empty or full) flown one mile. Also referred to as "capacity," which is a measure of the space available to carry passengers in a given period.
(c) Revenue passenger miles divided by available seat miles.
(d) Seats flown is calculated using total number of seats available by aircraft type multiplied by the total trips flown by the same aircraft type during a particular period.
(e) Seats per trip is calculated by dividing seats flown by trips flown.
(f) Calculated as passenger revenue divided by revenue passenger miles. Also referred to as "yield," this is the average cost paid by a paying passenger to fly one mile, which is a measure of revenue production and fares.
(g) RASM (unit revenue) - Operating revenue yield per ASM, calculated as operating revenue divided by available seat miles. Also referred to as "operating unit revenues," this is a measure of operating revenue production based on the total available seat miles flown during a particular period.
(h) PRASM (Passenger unit revenue) - Passenger revenue yield per ASM, calculated as passenger revenue divided by available seat miles. Also referred to as “passenger unit revenues,” this is a measure of passenger revenue production based on the total available seat miles flown during a particular period.
(i) CASM (unit costs) - Operating expenses per ASM, calculated as operating expenses divided by available seat miles. Also referred to as "unit costs" or "cost per available seat mile," this is the average cost to fly an aircraft seat (empty or full) one mile, which is a measure of cost efficiencies.
(j) Included 34 Boeing MAX 737 aircraft in long term storage as of June 30, 2020 and 2019.
(k) Included 77 Boeing 737 Next Generation aircraft removed from active fleet and placed in long-term storage as of June 30, 2020.

Southwest Airlines Co.
Condensed Consolidated Balance Sheet
(in millions)
(unaudited)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$12,351	$2,548
Short-term investments	2,106	1,524
Accounts and other receivables	770	1,086
Inventories of parts and supplies, at cost	422	529
Prepaid expenses and other current assets	223	287
Total current assets	15,872	5,974
Property and equipment, at cost:
Flight equipment	20,943	21,629
Ground property and equipment	5,923	5,672
Deposits on flight equipment purchase contracts	306	248
Assets constructed for others	239	164
	27,411	27,713
Less allowance for depreciation and amortization	11,164	10,688
	16,247	17,025
Goodwill	970	970
Operating lease right-of-use assets	1,845	1,349
Other assets	662	577
	$35,596	$25,895
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$970	$1,574
Accrued liabilities	2,372	1,749
Current operating lease liabilities	336	353
Air traffic liability	4,988	4,457
Current maturities of long-term debt	695	819
Total current liabilities	9,361	8,952

Long-term debt less current maturities	8,905	1,846
Air traffic liability - noncurrent	1,891	1,053
Deferred income taxes	2,114	2,364
Construction obligation	239	164
Noncurrent operating lease liabilities	1,486	978
Other noncurrent liabilities	722	706
Stockholders' equity:
Common stock	888	808
Capital in excess of par value	4,159	1,581
Retained earnings	16,842	17,945
Accumulated other comprehensive loss	(130)	(61)
Treasury stock, at cost	(10,881)	(10,441)
Total stockholders' equity	10,878	9,832
	$35,596	$25,895

Southwest Airlines Co.
Condensed Consolidated Statement of Cash Flows
(in millions)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2020	2019	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(915)	$741	$(1,009)	$1,128
Adjustments to reconcile net income (loss) to cash provided by (used in) operating activities:
Depreciation and amortization	313	302	624	598
Unrealized/realized (gain) loss on fuel derivative instruments	6	—	8	—
Deferred income taxes	(181)	36	(230)	50
Gain on sale-leaseback transactions	(222)	—	(222)	—
Changes in certain assets and liabilities:
Accounts and other receivables	(119)	18	64	(204)
Other assets	224	86	282	115
Accounts payable and accrued liabilities	1,200	(89)	(90)	(346)
Air traffic liability	667	(30)	1,368	914
Other liabilities	(74)	(54)	(206)	(123)
Cash collateral received from (provided to) derivative counterparties	12	(15)	7	—
Other, net	(14)	(29)	(76)	(61)
Net cash provided by operating activities	897	966	520	2,071

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(113)	(230)	(336)	(390)
Supplier proceeds	128	—	428	—
Proceeds from sale-leaseback transactions	815	—	815	—
Purchases of short-term investments	(1,316)	(550)	(2,345)	(800)
Proceeds from sales of short-term and other investments	818	528	1,765	1,103
Net cash provided by (used in) investing activities	332	(252)	327	(87)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	2,294	—	2,294	—
Proceeds from issuance of long-term debt	3,997	—	4,497	—
Proceeds from term loan credit facility	2,683	—	3,683	—
Proceeds from revolving credit facility	—	—	1,000	—
Proceeds from convertible notes	2,300	—	2,300	—
Proceeds from Payroll Support Program loan and warrants	885	—	885	—
Proceeds from Employee stock plans	13	10	24	20
Repurchase of common stock	—	(450)	(451)	(950)
Payments of long-term debt and finance lease obligations	(159)	(75)	(237)	(175)
Payments of term loan credit facility	(3,683)	—	(3,683)	—
Payments of revolving credit facility	(1,000)	—	(1,000)	—
Payments of cash dividends	—	(98)	(188)	(276)
Capitalized financing costs	(171)	—	(176)	—
Other, net	23	1	8	(11)
Net cash provided by (used in) financing activities	7,182	(612)	8,956	(1,392)

NET CHANGE IN CASH AND CASH EQUIVALENTS	8,411	102	9,803	592

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	3,940	2,344	2,548	1,854

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$12,351	$2,446	$12,351	$2,446

Southwest Airlines Co.
Fuel Derivative Contracts
As of July 16, 2020

Estimated economic fuel price per gallon, including taxes and fuel hedging premiums (e)
Average Brent Crude Oil price per barrel	Third Quarter 2020 (c)	Fourth Quarter 2020 (d)
$20	$.75 - $.85	$.60 - $.70
$30	$.95 - $1.05	$.90 - $1.00
Current Market (a)	$1.20 - $1.30	$1.25 - $1.35
$50	$1.35 - $1.45	$1.45 - $1.55
$60	$1.55 - $1.65	$1.75 - $1.85
$70	$1.70 - $1.80	$2.00 - $2.10
Estimated fuel hedging premium expense per gallon (b)	$.07	$.10
Estimated premium costs (b)	$24 million	$24 million

Period	Maximum percent of estimated fuel consumption covered by fuel derivative contracts at varying WTI/Brent Crude Oil, Heating Oil, and Gulf Coast Jet Fuel-equivalent price levels
2020	(f)
2021	59%
2022	43%
Beyond 2022	20%

(a) Brent crude oil average market prices as of July 16, 2020, were approximately $43 and $44 per barrel for third quarter 2020 and fourth quarter 2020, respectively.
(b) Fuel hedging premium expense per gallon is included in the Company's estimated economic fuel price per gallon estimates above.
(c) Based on the Company's existing fuel derivative contracts and market prices as of July 16, 2020, third quarter 2020 GAAP and economic fuel costs are estimated to be in the $1.20 to $1.30 per gallon range, including fuel hedging premium expense of approximately $24 million, or $.07 per gallon, and no cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(d) Based on the Company's existing fuel derivative contracts and market prices as of July 16, 2020, fourth quarter 2020 GAAP and economic fuel costs are estimated to be in the $1.25 to $1.35 per gallon range, including fuel hedging premium expense of approximately $24 million, or $.10 per gallon, and no cash settlements from fuel derivative contracts. See Note Regarding Use of Non-GAAP Financial Measures.
(e) The Company's current fuel derivative contracts contain a combination of instruments based in West Texas Intermediate and Brent crude oil; however, the economic fuel price per gallon sensitivities provided assume the relationship between Brent crude oil and refined products based on market prices as of July 16, 2020.
(f) The Company's fuel hedging portfolio has not materially changed since the Company's update on February 3, 2020. Due to continued uncertainty regarding available seat mile plans for the remainder of 2020, the Company is not providing an estimate for the percent of fuel consumption covered by derivative contracts. The prior disclosure on February 3, 2020, was 59 percent.

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES
The Company's unaudited Condensed Consolidated Financial Statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). These GAAP financial statements may include (i) unrealized noncash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging and (ii) other charges and benefits the Company believes are unusual and/or infrequent in nature and thus may make comparisons to its prior or future performance difficult.
As a result, the Company also provides financial information in this release that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information (also referred to as "excluding special items"), including results that it refers to as "economic," which the Company's management utilizes to evaluate its ongoing financial performance and the Company believes provides additional insight to investors as supplemental information to its GAAP results. The non-GAAP measures provided that relate to the Company’s performance on an economic fuel cost basis include Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Provision for income taxes, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP.

The Company's economic Fuel and oil expense results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts - all reflected within Fuel and oil expense in the period of settlement. Thus, Fuel and oil expense on an economic basis has historically been utilized by the Company, as well as some of the other airlines that utilize fuel hedging, as it reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts that are designated as hedges are reflected as a component of Fuel and oil expense, for both GAAP and non-GAAP (including economic) purposes in the period of contract settlement. The Company believes these economic results provide further insight on the impact of the Company's fuel hedges on its operating performance and liquidity since they exclude the unrealized, noncash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within Fuel and oil expense. This enables the Company's management, as well as investors and analysts, to consistently assess the Company's operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations, and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company's fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
The Company’s GAAP results in the applicable periods may include other charges or benefits that are also deemed "special items," that the Company believes make its results difficult to compare to prior periods, anticipated future periods, or industry trends. Financial measures identified as non-GAAP (or as excluding special items) have been adjusted to exclude special items. For the periods presented, in addition to the items discussed above, special items include:

1.Proceeds related to the Payroll Support Program under the CARES Act, which were used to pay Employee salaries, wages, and benefits, and a Voluntary Separation Program 2020 accrual for special termination benefits associated with Employees who had accepted the Voluntary Separation Program offer at June 30, 2020; and
2.Gains associated with sale-leaseback transactions of ten Boeing 737-800 aircraft and ten Boeing 737 MAX 8 aircraft to third parties; and
3.Unrealized losses related to twelve forward-starting interest rate swap agreements. During first quarter and second quarter 2020, the interest rate swap agreements, which were related to twelve 737 MAX 8 aircraft leases (with deliveries originally scheduled between June 2020 and September 2020), were de-

designated due to the scheduled delivery range no longer being probable, resulting in mark-to-market changes being recorded to earnings.

Because management believes special items can distort the trends associated with the Company’s ongoing performance as an airline, the Company believes that evaluation of its financial performance can be enhanced by a supplemental presentation of results that exclude the impact of special items in order to enhance consistency and comparativeness with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. The following measures are often provided, excluding special items, and utilized by the Company’s management, analysts, and investors to enhance comparability of year-over-year results, as well as to industry trends: Fuel and oil expense, non-GAAP; Total operating expenses, non-GAAP; Operating expenses, non-GAAP excluding Fuel and oil expense; Operating expenses, non-GAAP excluding Fuel and oil expense and profitsharing; Operating income, non-GAAP; Other (gains) losses, net, non-GAAP; Provision for income taxes, non-GAAP; Net income (loss), non-GAAP; and Net income (loss) per share, diluted, non-GAAP.

While the Company has historically provided its calculation of non-GAAP return on invested capital (“ROIC”) as a measure of financial performance used by management to quantify the Company’s effectiveness in generating returns relative to the capital invested in the business, the Company has chosen not to present ROIC in this release and does not expect to present it again until and if the operating environment normalizes sufficiently to return the Company to operating income instead of operating loss. The COVID-19 pandemic has materially and adversely affected passenger demand and bookings, thereby materially and adversely affecting operating income and cash flows from operations. As a result, management ceased focus on ROIC and instead has focused on bolstering the Company’s liquidity through cost reductions, financings, sale-leaseback transactions, and securities offerings. In this environment, management believes ROIC is not a meaningful measure of financial performance, nor is it being used by management to evaluate the business in the current environment.